                                                                   Exhibit 99.2


F O R   I M M E D I A T E   R E L E A S E

                                                  JULY 20, 1999
                                                  FOR MORE INFORMATION CONTACT:
                                                  ERIN IBELE - (419) 247-2800
                                                  ED LANGE - (419) 247-2800


                  HEALTH CARE REIT, INC. REPORTS 9% FFO GROWTH
            IN SECOND QUARTER OF 1999; INCREASE IN QUARTERLY DIVIDEND


        SECOND QUARTER RESULTS            YEAR-TO-DATE HIGHLIGHTS
        ----------------------            -----------------------

        - $32.5 million gross income      - $199 million new investments
        - $0.69 per diluted share FFO     - $1.2 billion total assets
        - $0.565 per share dividends      -  33% asset growth
        -  82% FFO payout ratio           -  9% per diluted share FFO growth


Toledo, Ohio, July 20, 1999........HEALTH CARE REIT, INC. (NYSE/HCN) today announced operating results for the second quarter of 1999 and six months ending June 30, 1999.

Funds from operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, achieved a record level of $19.7 million, or $0.69 per diluted share, for the three months ended June 30, 1999, a 9.5 percent per share increase from $16.2 million, or $0.63 per diluted share, for the same period in 1998. Revenues for the quarter increased 41 percent to $32.5 million from $23.2 million for the three months ended June 30, 1998. Net income available to common shareholders for the second quarter of 1999 totaled $15.8 million, or $0.56 per diluted share as compared with net income available to common shareholders of $13.9 million, or $0.54 per diluted share, for the same period in 1998.

For the six months ended June 30, 1999, FFO achieved a record level of $38.7 million, or $1.36 per diluted share, an 8.8 percent per share increase from $31.5 million, or $1.25 per diluted share, for the same period in 1998. Revenues for the six month period increased 38 percent to $61.3 million from $44.4 million a year ago. Net income available to common shareholders for the six months ended June 30, 1999 totaled $32 million, or $1.13 per diluted share as compared with net income available to common shareholders of $27.3 million, or $1.09 per diluted share, for the same period in 1998.

In addition, the company announced that upon a review of its operating results and financial condition, the Board of Directors voted to declare a dividend for the quarter ended June 30, 1999, of $0.57 per share as compared with $0.55 per share for the same period in 1998.

The dividend is a one-half cent increase from the dividend paid for the first quarter of 1999 and represents the 113th consecutive dividend payment. The dividend will be payable August 20, 1999, to shareholders of record on August 3, 1999.

Revenue growth was generated primarily by new investment activity in 1998 and the first six months of 1999, of $397.5 million and $199.2 million, respectively. Investment activity contributed to a 33 percent increase in total assets, which at June 30, 1999, totaled $1.2 billion as compared with total assets of $927 million at June 30, 1998.

Dividend payments to common shareholders for the three months ended June 30, 1999, totaled $16 million, or $0.565 per share, as compared with dividend payments of $13.8 million, or $0.545 per share for the same period in 1998. Correspondingly, the FFO payout ratio for the second quarter of 1999 was 82 percent as compared with a FFO payout ratio of 86 percent for the three months ended June 30, 1998, evidence of the company's commitment to reduce its FFO payout ratio to a level below 80 percent during the next 12 months.

"The second quarter and year-to-date operating results exceeded management's targets and were supported by strong portfolio performance," commented George L. Chapman, chairman and chief executive officer. "During the past 12 months, the health care sector has been under a dark cloud of uncertainty that has taken a toll on operating company stocks and the stock valuations of health care REITs. The major factors include changes in Medicare reimbursement, the well-publicized difficulties of certain skilled nursing operators adjusting to the new reimbursement system and potential overbuilding in the assisted living sector.

"We believe the company is well positioned relative to its skilled nursing and assisted living investments," added Chapman. "Skilled nursing facilities represent less than 25 percent of the company's total investments and the operators of these properties have demonstrated success in managing the changes to Medicare reimbursement. While we expect property level coverage ratios to compress slightly in the near term, facility-based revenues and operating margins remain strong and should be more than adequate to meet the company's scheduled lease and interest payments. The changes in Medicare reimbursement should not impact the company's revenue, cash flow or earnings.

"Health Care REIT was the first REIT to invest in the assisted living sector. We believe the current national demand for assisted living is strong and that long-term demand will outstrip supply in the aggregate. However, local overbuilding is a basic real estate risk component that we manage carefully. The company has mitigated the risk of local over-supply by creating a national portfolio that benefits from a high degree of tenant/operator diversification, significant security features, and strong underwriting and monitoring procedures. As a result, our assisted living properties have generally met management's underwriting targets for fill-up, occupancy and coverage.

"We believe long-term care (skilled nursing, assisted living and retirement facilities) is a local product best served by local and regional health care operators. Our company has a 29-year track record of financing and supporting well-capitalized emerging health care operators. The current and historical performance of the company's portfolio is a direct result of our active asset management approach and the conservative nature of our investment process. We expect continued success throughout the balance of 1999."

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At June 30, 1999, the company had investments in 239 health care facilities in 35 states and had total assets of approximately $1.2 billion.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, competition in the financing of health care facilities, the availability of capital, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW

    For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code -- HCN


                                      #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                   JUNE 30
                                                        ----------------------------
                                                            1999              1998
                                                        ----------------------------
ASSETS
Real estate investments:
   Real property owned:
     Land                                               $    60,847      $    39,305
     Buildings & improvements                               636,149          385,031
     Construction in progress                               100,794           87,905
                                                        -----------      -----------
                                                            797,790          512,241
     Less accumulated depreciation                          (27,505)         (15,930)
                                                        -----------      -----------
     Total real property owned                              770,285          496,311

Loans receivable                                            421,612          390,683
Direct financing leases                                       1,108            7,722
                                                        -----------      -----------
                                                          1,193,005          894,716
Less allowance for losses on loans receivable                (5,287)          (4,687)
                                                        -----------      -----------
     Net real estate investments                          1,187,718          890,029

Other assets:
     Direct investments                                      27,654           21,790
     Marketable securities                                    1,504            3,832
     Deferred loan expenses                                   3,575            2,582
     Cash and cash equivalents                                  907            1,270
     Receivables and other assets                            14,155            7,484
                                                        -----------      -----------
                                                             47,795           36,958
                                                        -----------      -----------
TOTAL ASSETS                                            $ 1,235,513      $   926,987
                                                        ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations        $   156,600      $    89,600
     Senior unsecured notes                                 290,000          240,000
     Secured debt                                            57,386            7,467
     Accrued expenses and other liabilities                  24,175           19,313
                                                        -----------      -----------
Total liabilities                                       $   528,161      $   356,380

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - 6,000,000 in 1999
              and 3,000,000 in 1998                         150,000           75,000
     Common Stock, $1.00 par value:
         Authorized - 75,000,000 shares
         Issued and outstanding -28,378,791
              in 1999 and 25,456,788 in 1998                 28,379           25,457
     Capital in excess of par value                         521,362          460,700
     Undistributed net income                                10,621            8,985
     Accumulated other
         comprehensive income                                 1,213            3,831
     Unamortized restricted stock                            (4,223)          (3,366)
                                                        -----------      -----------
TOTAL SHAREHOLDERS' EQUITY                              $   707,352      $   570,607
                                                        -----------      -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $ 1,235,513      $   926,987
                                                        ===========      ===========


                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)



                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                             JUNE 30                 JUNE 30
                                       ------------------      -------------------
                                         1999        1998       1999        1998
                                       ------------------      -------------------
Revenues:
     Operating lease rents             $18,134     $ 9,625     $32,274     $17,269
     Interest income                    12,142      11,831      23,937      23,947
     Direct financing lease income          46         214         146         428
     Loan and commitment fees            1,445       1,286       3,146       2,512
     Other income                          227         203         472         229
     Prepayment fees                       475                     658
     Gain on sale of properties             75                     703
                                       -------     -------     -------     -------
                                       $32,544     $23,159     $61,336     $44,385

Expenses:
     Interest expense                  $ 6,680     $ 4,461     $10,949     $ 8,701
     Provision for depreciation          4,451       2,292       8,006       4,162
     General and administrative          1,872       1,336       3,546       2,717
     Loan expense                          252         181         418         357
     Provision for losses                  150         150         300         300
                                       -------     -------     -------     -------
                                        13,405       8,420      23,219      16,237
                                       -------     -------     -------     -------

Net Income                              19,139      14,739      38,117      28,148

Preferred stock dividends                3,352         832       6,111         832
                                       -------     -------     -------     -------

Net Income Available to
   Common Shareholders                 $15,787     $13,907     $32,006     $27,316
                                       =======     =======     =======     =======

Average number of common shares
   outstanding:
     Basic                              28,145      25,272      28,111      24,768
     Diluted                            28,440      25,612      28,431      25,130

Net income per share:
     Basic                             $  0.56     $  0.55     $  1.14     $  1.10
     Diluted                              0.56        0.54        1.13        1.09

Funds from operations                  $19,688     $16,199     $38,651     $31,478

Funds from operations per share:
     Basic                             $  0.70     $  0.64     $  1.37     $  1.27
     Diluted                              0.69        0.63        1.36        1.25

Dividends per share                    $ 0.565     $ 0.545     $ 1.125     $ 1.085



HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - JUNE 30, 1999

--------------------------------------------------------------------------------

PORTFOLIO COMPOSITION ($000'S)                                         EXHIBIT 1
------------------------------


BALANCE SHEET DATA             # Properties    # Beds/Units      Balance (1)     % Balance
                              ----------------------------------------------------------------
  Real Property                      164          13,293         $   770,285          63%
  Loans Receivable & Other            75           7,492             422,720          35%
  Direct Investments                -na-            -na-              27,654           2%
                              ----------------------------------------------------------------
Total Investments                    239          20,785         $ 1,220,659         100%

INVESTMENT DATA                # Properties    # Beds/Units    Investment (2)     % Investment
                              ----------------------------------------------------------------
  Assisted Living Facilities         166          11,380         $   739,794          61%
  Nursing Homes                       50           7,079             290,999          24%
  Retirement Centers                  15           1,319              70,316           6%
  Specialty Care Facilities            6             713              91,618           8%
  Behavioral Care                      2             294               9,203           1%
                              ----------------------------------------------------------------
Real Estate Investments              239          20,785         $ 1,201,930         100%

INVESTMENT BY OWNER TYPE       # Properties    # Beds/Units    Investment (2)   % Investment
                              ----------------------------------------------------------------
  Publicly Traded                     86           6,055         $   363,756          30%
  Key Private                        108          10,498             659,507          55%
  Privately Held                      45           4,232             178,667          15%
                              ----------------------------------------------------------------
Real Estate Investments              239          20,785         $ 1,201,930         100%


NOTES:  (1)  TOTAL INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND DIRECT
             INVESTMENTS WHICH AMOUNTED TO $1,193,005,000 AND $27,654,000, RESPECTIVELY.
        (2) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED TO $1,193,005,000 AND $8,925,000, RESPECTIVELY.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REVENUE COMPOSITION ($000'S)                                           EXHIBIT 2
----------------------------

                                 Three Months Ended          Six Months Ended
                                   June 30, 1999               June 30, 1999
                               -----------------------    ----------------------
REVENUE BY INVESTMENT TYPE
  Real Property                  $ 19,364       60%         $ 35,275       58%
  Loans Receivable & Other         12,515       38%           24,727       40%
  Direct Investments                  665        2%            1,334        2%
                               -----------------------    ----------------------
  Total                          $ 32,544      100%         $ 61,336      100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities     $ 19,368       60%         $ 34,461       56%
  Nursing Homes                     8,425       26%           17,755       29%
  Specialty Care Facilities         3,081        9%            6,096       10%
  Retirement Centers                1,670        5%            3,024        5%
  Behavioral Care                       0        0%                0        0%
                               -----------------------    ----------------------
  Total                          $ 32,544      100%         $ 61,336      100%

REVENUE BY OWNER TYPE

  Publicly Traded                $ 11,010       34%         $ 18,364       30%
  Key Private                      16,557       51%           31,765       52%
  Privately Held                    4,977       15%           11,207       18%
                               -----------------------    ----------------------
  Total                          $ 32,544      100%         $ 61,336      100%


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REVENUE COMPOSITION (CONTINUED) ($000'S)                               EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES


                     Current Lease     Current Interest      Interest and
       Year           Revenue (1)         Revenue (1)       Lease Revenue      % of Total
-------------------------------------------------------------------------------------------
       1999         $      1,260        $          1         $      1,261           1%
       2000                    0               1,272                1,272           1%
       2001                    0               1,015                1,015           1%
       2002                  873               1,101                1,974           1%
       2003                3,408               2,846                6,254           5%
    Thereafter            80,768              38,803              119,571          91%
                  -------------------------------------------------------------------------
      Total         $     86,309        $     45,038         $    131,347         100%


   NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMMITTED INVESTMENT BALANCES                                          EXHIBIT 4
-----------------------------
($000'S EXCEPT INVESTMENT PER BED/UNIT)


                                                                    Committed   Investment per
                                 # Properties     # Beds/Units      Balance(1)     Bed/Unit
                                --------------------------------------------------------------
  Assisted Living Facilities           166           11,380        $   854,741    $   75,109
  Nursing Homes                         50            7,079            315,484        44,566
  Retirement Centers                    15            1,319             81,938        62,121
  Specialty Care Facilities              6              713             91,618       128,497
  Behavioral Care                        2              294              9,203        31,301
                                --------------------------------------------------------------
  Total                                239           20,785        $ 1,352,984         n/a


NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT
       ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH INITIAL FUNDING HAD COMMENCED.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

OPERATOR CONCENTRATION ($000'S)                                        EXHIBIT 5
-------------------------------


CONCENTRATION BY INVESTMENT                  # Properties      Investment      % Investment
                                           --------------------------------------------------
  CareMatrix Corp.                                  9         $   101,945             8%
  Atria Senior Quarters                            11              93,485             8%
  Alterra Healthcare                               38              87,489             7%
  Life Care Centers of America, Inc.               13              84,073             7%
  Olympus Healthcare Group, Inc.                   12              83,523             7%
  Remaining Operators                             156             751,415            63%
                                           --------------------------------------------------
  Total                                           239         $ 1,201,930           100%

CONCENTRATION BY REVENUE                     # Properties     Revenue (1)        % Revenue
                                           --------------------------------------------------
  Atria Senior Quarters                            11         $     4,951             8%
  Olympus Healthcare Group, Inc.                   12               4,730             8%
  Life Care Centers of America, Inc.               13               3,920             6%
  Alterra Healthcare                               38               3,661             6%
  CareMatrix Corp.                                  9               3,457             6%
  Remaining Operators                             156              40,617            66%
                                           --------------------------------------------------
  Total                                           239         $    61,336           100%


NOTES: (1) SIX MONTHS ENDED JUNE 30, 1999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED FACILITY DATA                                                 EXHIBIT 6
----------------------


                                                                        Coverage Data
                                              % Payor Mix         --------------------------
                                        -------------------------    Before        After
                               Census     Private      Medicare     Mgt. Fees    Mgt. Fees
                            ----------------------------------------------------------------
Nursing Homes                   85%         21%           14%         2.14x        1.63x
Assisted Living Facilities      90%        100%            0%         1.37x        1.19x
Retirement Centers              92%        100%            0%         1.84x        1.61x
Specialty Care Facilities       56%         22%           31%         3.35x        2.83x
Behavioral Care                 n/a         11%           89%         3.92x        1.70x
                                                                  --------------------------
                                                    Weighted          2.03x        1.63x
                                        Averages


NOTES: (1) DATA AS OF MARCH 31, 1999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                      EXHIBIT 7
-------------------------------------------------


                                      Balance   % Investment
                                   ------------------------------

Cross Defaulted                     $ 1,096,190       92% of gross real estate investments
Cross Collateralized                    396,041       94% of mortgage loans
Bank Letters of Credit & Cash            50,203        4% of committed balance

CURRENT CAPITALIZATION ($000'S)       Balance      % Balance            LEVERAGE & PERFORMANCE RATIOS
                                   ----------------------------     ------------------------------------

Borrowings Under Bank Lines         $   156,600       12%           Debt/Total Mkt. Cap             38%
Long-Term Debt Obligations              347,386       26%           Debt/Mkt. Cap                   62%
Equity Market Capitalization            813,359       62%           Interest Coverage     3.75x 2nd Qtr.
                                   ----------------------------
   Total Market Capitalization      $ 1,317,345      100%                                 3.87x LTM
                                                                    FFO Payout Ratio      82% 2nd Qtr.
                                                                                          84% LTM

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                        EXHIBIT 8
-----------------------------------------------

     Year     Bank Lines of Credit   Senior Notes     Secured Debt    Total
------------------------------------------------------------------------------
     1999         $       0          $       0         $     47     $      47
     2000            15,000             35,000               99        50,099
     2001           175,000             10,000              109       185,109
     2002                 0             20,000              121        20,121
     2003                 0             35,000              133        35,133
     2004                 0             40,000           50,186        90,186
     2005                 0                  0              549           549
  Thereafter              0            150,000            6,142       156,142
             -----------------------------------------------------------------
    Total         $ 190,000          $ 290,000         $ 57,386     $ 537,386


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      INVESTMENT ACTIVITY ($000'S)                                     EXHIBIT 9
      ----------------------------


                                       Three Months Ended      Six Months Ended
                                         June 30, 1999          June 30, 1999
                                      --------------------    ------------------
    FUNDING BY INVESTMENT TYPE
      Real Property                   $ 38,348       39%      $  74,322     37%
      Mortgage & Other Loans            11,291       11%         12,511      6%
      Construction Advances             47,407       47%        107,623     54%
      Direct Investments                 2,868        3%          4,750      3%
                                      --------------------    ------------------
      Total                           $ 99,914      100%      $ 199,206    100%

    REAL ESTATE INVESTMENTS
      Assisted Living Facilities      $ 84,661       87%      $ 164,130     84%
      Nursing Homes                      7,398        8%         17,195      9%
      Retirement Centers                 4,987        5%         13,131      7%
      Behavioral Care                        0        0%              0      0%
      Specialty Care Facilities              0        0%              0      0%
                                      --------------------    ------------------
      Total                           $ 97,046      100%      $ 194,456    100%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

GEOGRAPHIC CONCENTRATION ($000'S)                                     EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION      # Properties    Investment     % Investment
                            ---------------------------------------------
  South                           142        $   617,669          51%
  Northeast                        40            295,015          25%
  West                             30            169,495          14%
  Midwest                          27            119,751          10%
                            ---------------------------------------------
  Total                           239        $ 1,201,930         100%

CONCENTRATION BY STATE       # Properties    Investment     % Investment
                            ---------------------------------------------
  Texas                            48        $   191,214          16%
  Florida                          29            137,997          12%
  Massachusetts                    14             98,723           8%
  North Carolina                   18             85,861           7%
  Pennsylvania                     14             79,509           7%
  Remaining States                116            608,626          50%
                            ---------------------------------------------
  Total                           239        $ 1,201,930         100%

REVENUE BY STATE             # Properties   Revenue (1)      % Revenue
                            ---------------------------------------------
  Texas                            48        $    10,315          17%
  Florida                          29              5,763           9%
  Massachusetts                    14              5,568           9%
  Ohio                             12              4,594           7%
  Pennsylvania                     14              4,115           7%
  Remaining States                122             30,981          51%
                            ---------------------------------------------
  Total                           239        $    61,336         100%

NOTES: (1) SIX MONTHS ENDED JUNE 30, 1999

--------------------------------------------------------------------------------